SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


        NetCurrents, Inc. (formerly known as IAT Resources Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  6411OJ 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 27, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


                                   ----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

CUSIP No. 6411OJ 10 1               13G                        Page 1 of 4 Pages


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


               Victor A. Holtorf
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                    United States of America
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    2,520,433 (includes 200,000 shares of an option exercisable
   SHARES           within 60 days of December 27, 1999 and 400,000 shares of
                    such option exercisable thereafter).
BENEFICIALLY   _________________________________________________________________
               6.   SHARED VOTING POWER
  OWNED BY
                                      N/A
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING         2,520,433 (includes 200,000 shares of an option exercisable within 60 days of December 27, 1999 and 400,000 shares of
    PERSON          such option exercisable thereafter).
               _________________________________________________________________
     WITH      8.   SHARED DISPOSITIVE POWER

                                      N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                        2,520,433
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                                  10.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           ITEM 1(a). NAME OF ISSUER:

                                NetCurrents, Inc.


          ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                       9720 Wilshire Boulevard, Suite 700
                          Los Angeles, California 90212

                       ITEM 2(a). NAME OF PERSON FILING:

                                Victor A. Holtorf


    ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                                Victor A. Holtorf
                              c/o NetCurrents, Inc.
                       9720 Wilshire Boulevard, Suite 700
                          Los Angeles, California 90212


                            ITEM 2(c). CITIZENSHIP:

                            United States of America

                    ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                                  Common Stock

                            ITEM 2(e). CUSIP NUMBER:

                                  6411OJ 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]


ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
         2,520,433 (includes 200,000 shares of an option exercisable within 60 days of December 27, 1999 and 400,000 shares of such option exercisable thereafter). The option issued to the Reporting Person vests according to the following schedule: 200,000 shares of the option vest on December 27, 1999, 200,000 shares of the option vest on December 27, 2000 and 200,000 shares of the option vest on December 27, 2001.

     (b) Percent of class:
         10.9% (based on 23,082,040 shares outstanding as of February 16, 2000, which includes 22,482,040 shares outstanding as of February 16, 2000 and 600,000 shares issuable under the option issued to the Reporting Person), includes 200,000 shares of an option exercisable within 60 days of December 27, 1999 and 400,000 shares of such option exercisable thereafter.

     (c)  Number of shares as to which such person has:
         (i) Sole power to vote or to direct the vote 2,520,433 SHARES (INCLUDES 200,000 SHARES OF AN OPTION EXERCISABLE WITHIN 60 DAYS OF DECEMBER 27, 1999 AND 400,000 SHARES OF SUCH OPTION EXERCISABLE THEREAFTER).
         (ii)  Shared power to vote or to direct the vote 0 SHARES.
         (iii) Sole power to dispose or to direct the disposition of 2,520,433 shares (INCLUDES 200,000 SHARES OF AN OPTION EXERCISABLE WITHIN 60 DAYS OF DECEMBER 27, 1999 AND 400,000 SHARES OF SUCH OPTION EXERCISABLE THEREAFTER).
         (iv)  Shared power to dispose or to direct the disposition of 0 SHARES.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 24, 2000
                                        ----------------------------------------
                                                        (Date)


                                             /S/ VICTOR A. HOLTORF
                                        ----------------------------------------
                                                      (Signature)


                                             Victor A. Holtorf/Director
                                        ----------------------------------------
                                                      (Name/Title)